   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1999
                                                     Registration No. 333-84951


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                ----------------

                                 POWERTEL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 DELAWARE                                   58-1944750
      (State or Other Jurisdiction of                    (I.R.S. Employer
       Incorporation or Organization)                   Identification Number)


                            1233 O.G. SKINNER DRIVE
                           WEST POINT, GEORGIA 31833
                                 (706) 645-2000
                           (706) 645-9523 (FACSIMILE)
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                ----------------

                                 JILL F. DORSEY
                         VICE PRESIDENT/GENERAL COUNSEL
                                 POWERTEL, INC.
                            1233 O.G. SKINNER DRIVE
                           WEST POINT, GEORGIA 31833
                                 (706) 645-2000
                           (706) 645-9523 (FACSIMILE)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ----------------

                                      Copy to:

                               James Walker IV, Esq.
                              Terresa R. Tarpley, Esq.
                     Nelson Mullins Riley & Scarborough, L.L.P.
                           First Union Plaza, Suite 1400
                             999 Peachtree Street, N.E.
                               Atlanta, Georgia 30309
                                   (404) 817-6000
                           (404) 817-6050 (facsimile)

                                ----------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
         If the only securities being registered on this form are being offered pursuant to dividend interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND THE SELLING STOCKHOLDER IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                Subject to Completion, dated September 22, 1999


PROSPECTUS


                                1,764,706 Shares


                                 POWERTEL, INC.


                                  Common Stock

                                ----------------

         One of our stockholders, The Huff Alternative Income Fund, L.P., may offer and sell these shares from time to time. The selling stockholder acquired these shares upon conversion of our Series C Convertible Preferred Stock, which the selling stockholder purchased from us on June 5, 1997.

         The selling stockholder will receive all of the net proceeds from the sale of these shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of these shares. We will not receive any proceeds from the sale of these shares.


         Our common stock is quoted on the Nasdaq National Market under the symbol "PTEL." On September 20, 1999, the last reported sales price of our common stock was $50.19 per share.


         Our principal executive offices are located at 1233 O.G. Skinner Drive, West Point, Georgia 31833, and our telephone number is (706) 645-2000.

                                ----------------

                YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS"
                     BEGINNING ON PAGE 4 BEFORE PURCHASING
                    ANY OF THE COMMON STOCK OFFERED HEREBY.

                                ----------------

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                               September 22, 1999

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDER HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDER IS OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF POWERTEL COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

                                 --------------


                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Available Information...................................................................................          3
Information Incorporated by Reference...................................................................          3
Forward-Looking Information.............................................................................          4
Risk Factors............................................................................................          4
Use of Proceeds.........................................................................................         10
Powertel................................................................................................         10
Selling Stockholder.....................................................................................         19
Plan of Distribution....................................................................................         19
Legal Matters...........................................................................................         22
Experts.................................................................................................         22

                             AVAILABLE INFORMATION

         Powertel files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the following SEC public reference rooms: 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and 7 World Trade Center, Suite 1300, New York, New York, 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         Our common stock is quoted on The Nasdaq National Market under the symbol "PTEL," and our SEC filings can also be read at the following Nasdaq address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


                     INFORMATION INCORPORATED BY REFERENCE


         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the earlier of (a) 180 days after the effective date of the registration statement (Registration No. 333-84951), of which this prospectus forms a part, or (b) the date the selling stockholder sells all the shares. The documents we incorporate by reference are:

         1. our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         2. our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         3.       our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 1999;

         4. our Current Report on Form 8-K filed on June 16, 1999 relating to the sale of certain tower assets by us and our subsidiaries;

         5. our Current Report on Form 8-K filed on May 17, 1999 relating to the sale of our cellular assets; and

         6. the description of our common stock contained in our registration statement on Form 8-A, declared effective by the SEC on December 20, 1993, including any amendment or report filed for the purpose of updating this information.


         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Vice President/General Counsel, Powertel, Inc., 1233 O.G. Skinner Drive, West Point, GA 31833; telephone number
(706) 645-2000.

                          FORWARD-LOOKING INFORMATION


         This prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and financing plans and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "believe," "may," "will," "anticipate," "estimate," "continue," "expect," "could," "should," "would" or "intend." Our actual results could differ materially from those anticipated by these forward-looking statements as a result of the factors described under "Risk Factors" and other information contained in this prospectus and our other SEC filings. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the year ended December 31, 1998 and our quarterly reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, which reports are incorporated by reference. You should also review similar sections contained in any subsequently filed Exchange Act reports. In connection with forward-looking statements which appear in these disclosures, you should carefully consider the factors described in this prospectus under "Risk Factors."



                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the following factors, in which event the trading price of our common stock could decline, and you could lose part or all of your investment.

WE NEED SIGNIFICANT CAPITAL TO FUND OUR OPERATIONS AND EXPAND OUR BUSINESS

         We require significant amounts of capital to fund our operations and expand our personal communications services ("PCS") business. We currently estimate that our capital expenditures will total approximately $150 million in 1999, primarily relating to:

         -        the continued expansion of our PCS network;

         - maintenance of our network service quality and billing system functionality; and

         -        completion of customer service enhancement projects.

Although we are unable to predict the amount of expenditures that we will make beyond 1999, we may need to raise additional capital to fund and expand our business operations. We also will need to raise additional capital if we decide to acquire additional licenses or businesses. We may attempt to raise additional capital through public or private debt or equity financings, vendor financings or other means. However, we cannot guarantee that additional financing will be available to us or, if available, that we will be able to obtain it on terms acceptable to us, favorable to our stockholders and within the limitations contained in our indentures, credit facility and any future financing arrangements. If we fail to obtain additional financing, we could experience delays in some or all of our development and expansion plans and expenditures, which could limit our ability to meet our debt service obligations and could materially adversely affect our business, financial condition and operating results.

IF WE CONTINUE TO EXPERIENCE OPERATING LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS, WE MAY BE UNABLE TO MEET OUR WORKING CAPITAL REQUIREMENTS AND DEBT SERVICE OBLIGATIONS

         We have experienced significant operating losses and negative cash flows from operating activities in recent years. We expect to continue to incur significant operating losses and to generate negative cash flows from operating activities in the future while we continue to construct our PCS system and build our customer base. Our ability to satisfy our debt repayment obligations and covenants depends upon our future performance, which is subject to a number of factors, many of which are beyond our control. We cannot guarantee that we will generate sufficient cash flow from our operating activities to meet our debt service and working capital requirements, and we may need to refinance our indebtedness. However, our ability to refinance our indebtedness will depend on, among other things, our financial condition, the state of the public and private debt and equity markets, the restrictions in the instruments governing our indebtedness and other factors, some of which may be beyond our control. In addition, if we do not generate sufficient cash flow to meet our debt service requirements or if we fail to comply with the covenants governing our indebtedness, we may need additional financing in order to service or extinguish our indebtedness. We may not be able to obtain financing or refinancing on terms that are acceptable to us or favorable to us or our stockholders. In the absence of available financing or refinancing, we could be forced to dispose of assets in order to make up for any shortfall in the payments due on our indebtedness under circumstances that might not be favorable to realizing the highest price for those assets. A substantial portion of our assets consists of intangible assets, principally licenses granted by the Federal Communications Commission. The value of our licenses depends upon a variety of factors, including the success of our PCS business and the wireless telecommunications industry in general. In addition, transfers of interests in licenses are subject to FCC approval. As a result, we cannot guarantee that we would be able to sell our assets quickly enough, or for sufficient amounts, to enable us to meet our debt service or working capital requirements.

BECAUSE WE ARE SUBJECT TO COVENANTS, WE HAVE A LIMITED ABILITY TO ENGAGE IN SOME TYPES OF TRANSACTIONS

         Our indentures and our credit facility subject us to covenants, and any additional financing agreements that we enter into in the future may also subject us to covenants. The covenants in our indentures and our credit facility affect, and in some cases significantly limit or prohibit, our ability to:

         -        incur additional indebtedness and/or create liens;

         -        make prepayments of certain indebtedness;

         -        make investments;

         -        engage in transactions with stockholders and affiliates;

         -        issue capital stock;

         -        sell assets; and

         -        engage in mergers and consolidations.

If we do not comply with the covenants in our indentures and our credit facility, our obligations to repay the debt outstanding under those documents may be accelerated. In addition, covenants contained in our credit facility require us to maintain financial ratios and to achieve targeted performance levels. We cannot guarantee that we will be able to maintain these financial ratios or to achieve these targeted performance levels. Our failure to maintain these ratios or to achieve these targeted performance levels would constitute events of default under the credit facility, even if we are still able to meet our debt service obligations. An event of default under the credit facility would allow the lenders to accelerate the maturity of that indebtedness. This could cause a significant portion of our other indebtedness, including notes outstanding under our indentures, to become immediately due and payable.

VARIOUS FACTORS OUTSIDE OF OUR CONTROL MAY AFFECT OUR OPERATING RESULTS AND CAUSE POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS

         Our future success depends on a number of factors, many of which are beyond our control. In particular, our revenue depends on our ability to attract and keep subscribers. Most of our subscribers may discontinue their service any time for any reason. Our operating results, cash flows and liquidity may fluctuate significantly in the future due to factors beyond our control, which include:

         -        how quickly we are able to acquire new subscribers;

         -        how expensive it will be to acquire new subscribers;

         - how much money we have to spend to improve our business and expand our operations;

         - how quickly we are able to develop new products and services that our subscribers require and accept;

         -        how our prices compare to those of our competitors; and

         -        other general economic factors.

         It is possible that in some future period, our operating results and/or our growth rate will be below what public market analysts and investors expect. If that happens, the market price of our common stock could decline materially.

THE LACK OF NATIONAL GSM COVERAGE MAY HINDER OUR GROWTH

         Although FCC technical standards for analog cellular systems assure nationwide compatibility between all cellular carriers and handsets, the FCC has not adopted a nationwide technology standard for PCS operations. Accordingly, each PCS licensee is free to select among several competing, and currently incompatible, technologies. We use the Global System for Mobile Communications ("GSM") technical standard in our markets. For our subscribers to roam in other markets, either at least one PCS licensee in the other market must use the GSM standard, or subscribers must use dual-mode handsets compatible with a cellular system in the other market. Dual-mode handsets are more expensive than single-mode handsets. The comparatively higher cost, or the potential lack of consumer acceptance of these handsets, may prevent us from retaining current subscribers or attracting new subscribers.

         Our principal PCS competitors use standards other than GSM. As a result, our subscribers may not be able to conveniently use PCS services while roaming in some areas outside our markets.

Sprint PCS and PrimeCo use PCS systems based on the Code Division Multiple Access ("CDMA") standard. CDMA providers, including competitors in several of our markets, own licenses covering approximately 100% of the U.S. population. AT&T Wireless uses a PCS system based on the Time Division Multiple Access ("TDMA") standard. TDMA providers own licenses covering over 96% of the U.S. population. We and other PCS licensees who use GSM systems own licenses covering markets which represent over 98% of the U.S. population. However, certain major metropolitan areas, such as New Orleans, are not served by GSM providers because licenses covering those areas were not awarded to a GSM provider in the recent FCC reauctions of licenses. In addition, we cannot guarantee that PCS licensees who use GSM systems will successfully build out their markets, or that those who currently use GSM will continue to use GSM. There may also be delays in deploying GSM systems in other markets due to the financial constraints of certain GSM service providers. Accordingly, GSM systems may cover less of the U.S. population than competing standards, and we may have difficulty competing successfully with providers offering a larger coverage footprint or more extensive roaming capabilities.

         There is also a continuing debate as to whether a single international standard should be adopted for the next generation of PCS technology worldwide. The outcome of the debate could have a significant impact on us if a non-GSM standard is chosen as the single worldwide standard for next generation PCS communications.

SIGNIFICANT COMPETITION IN THE MARKETPLACE MAY HINDER OUR GROWTH

         Competition for wireless subscribers is based principally on the services and features offered, system quality, customer service, system coverage, system capacity and price. We currently compete with multiple providers of PCS, cellular and other wireless services. In each market in which we operate, the FCC initially granted six PCS licenses and two cellular licenses. Under current FCC rules, PCS licenses may be combined or further subdivided among any number of providers, subject to certain FCC rules. Competition in our markets is intense. Our principal wireless services competitors include BellSouth Mobility, GTE Wireless, AT&T Wireless and Sprint PCS. Many of these competitors have substantially greater financial, technical, marketing, sales and distribution resources than we have, and several operate in multiple segments of the industry. Several of our competitors, through joint ventures and affiliation arrangements, operate or plan to operate nationwide wireless systems throughout the continental United States.

         We also compete with paging, dispatch and continental mobile telephone companies, resellers, and landline telephone service providers. In addition, specialized mobile radio licensees, including Nextel, operate digital mobile communications systems using existing specialized mobile radio frequencies in many cities throughout the United States, including some of our markets. These systems, referred to as enhanced specialized mobile radio, compete with our systems. Given rapid advances in the wireless communications industry, we cannot guarantee that new technologies will not evolve that will compete with our products and services. We expect some competitors to market other services, such as cable television access or landline local exchange or interexchange services, with their wireless telecommunications service offerings.

         Competition in our industry is intense and is a cause of subscriber attrition. We may need to reduce our prices in order to meet reductions in rates by others. Reductions in our prices could adversely affect us by reducing the revenue we receive from our customers. If we are unable or unwilling to reduce our prices, or do not respond quickly to competitive developments, we could lose customers to our competitors. We cannot guarantee that we will continue to compete successfully in this environment or that technologies and products that are more commercially effective than ours will not be developed.

WE ARE SUBJECT TO LITIGATION WHICH COULD ADVERSELY AFFECT OUR BUSINESS

         We are subject from time to time to legal proceedings that arise out of our business operations, including service, billing and collection matters. Although the actual damages sought in these legal proceedings are generally small, some of these legal proceedings may seek punitive damages and/or attempt to be certified as class actions. While we do not expect these legal proceedings to have a material adverse effect on our business, financial condition and operating results, we cannot guarantee that the resolution of any or all of them will not have a material adverse effect.

THE ZONING APPROVALS THAT WE OFTEN NEED TO ERECT A TOWER STRUCTURE MAY HINDER OUR BUILDOUT PLANS

         State and local authorities generally have broad power to establish regulations concerning the use of land in their jurisdictions. These regulations may restrict or prohibit the construction of antenna towers in particular locations and, consequently, may limit the number of antenna sites available to us. We have experienced, and may experience in the future, difficulty in obtaining zoning approvals for tower and antenna sites. These difficulties may delay, or in some cases prevent, our construction of towers and placement of antennae. We cannot guarantee that the application of zoning and other land use regulations by state and local authorities will not have a material adverse effect on our future buildout.

         Under the 1996 Telecommunications Act, states may not restrict cell siting or modification based upon the environmental effects of radio frequency emissions if those emissions meet the standards which the FCC imposed in 1996. However, state and local governmental authorities continue to impose regulations that expressly prohibit the construction of additional tower sites, including several governmental authorities in our markets. In some cases, judicial or other proceedings are pending to challenge a local government's authority in this area. However, it is possible that local governmental authorities may continue to adopt policies or moratoria on construction of new towers or facilities which will delay or prevent the construction of portions of our PCS system.

RADIO FREQUENCY EMISSIONS AND THE USE OF MOBILE TELEPHONES MAY POSE HEALTH OR SAFETY CONCERNS

         Media reports and university and industry studies have suggested that radio frequency emissions from wireless handsets may be linked to various adverse health consequences, including cancer and injuries from automobile accidents, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage the use of wireless handsets or could lead to governmental regulation that could adversely affect our business. Several jurisdictions have proposed legislation which would prohibit or restrict the use and/or possession of a mobile telephone while driving an automobile. If this legislation is adopted in a substantial number of markets, it may have an adverse effect on our business.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, ANY CHANGE IN WHICH COULD AFFECT OUR BUILDOUT PLANS OR FINANCIAL PERFORMANCE

         The licensing, construction, operation, acquisition and sale of wireless systems is regulated by the FCC. Changes in the regulation of these activities, including the issuance of new licenses, could adversely affect our operations. In addition, we cannot guarantee that our licenses will be renewed. All PCS licenses are granted for a 10-year period. At the end of this period the licensee must apply for renewal. Licenses may be revoked by the FCC at any time for cause and renewal of our licenses is also subject to satisfaction of the FCC's build-out requirements.

         We must obtain a number of authorizations and permits from federal, state and local governments. Some of our operating costs are also affected by governmental actions that are beyond our control. We cannot guarantee that we will be able to obtain and retain all necessary governmental authorizations and permits. Our failure to do so could negatively affect our existing operations and delay or prohibit proposed operations.

         Many aspects of the wireless communications industry are subject to federal and state regulations that are constantly evolving. These regulations apply to matters such as technical interconnection requirements, access to 911 service and universal service obligations. Regulations also apply to interference between various types of wireless systems and between wireless devices and other devices, including medical devices. We may be required to modify our business plans or operations in response to new and evolving regulations. We cannot guarantee that we will be able to do so in a cost effective manner, or at all.

THE MAJORITY OF OUR COMMON STOCK IS HELD BY FOUR INVESTORS, AND THEY EXERCISE SIGNIFICANT INFLUENCE OVER US


         As of September 20, 1999, ITC Holding Company, Inc. beneficially owned approximately 27%, SCANA Communications, Inc. beneficially owned approximately 17%, The Huff Alternative Income Fund, L.P. beneficially owned approximately 9% and Ericsson Inc. beneficially owned approximately 14% of our outstanding common stock. Ericsson Inc., which owns all of our outstanding Series A Convertible Preferred Stock, has agreed to sell all of this preferred stock to Sonera Ltd. Assuming the consummation of this transaction, Sonera will beneficially own approximately 14% of our outstanding common stock, and Ericsson will not own any. These beneficial ownership percentages include shares of our common stock currently owned directly or indirectly by a person and shares of common stock that such person has the right to acquire within 60 days after September 20, 1999 because of that person's ownership of our preferred stock that is convertible during such period. If these persons acted together, they would have sufficient voting power to control the outcome of corporate actions submitted to our stockholders for approval and to control our management and affairs, including the election of our board of directors and some types of change of control transactions.


WE ARE SUBJECT TO PROVISIONS THAT MAY PREVENT A THIRD-PARTY FROM EFFECTING A CHANGE OF CONTROL

         Even if our stockholders would benefit from a change of control, provisions in our certificate of incorporation, our bylaws, the Delaware Corporation Law and the agreements governing our debt could delay or impede the removal of incumbent directors or discourage a third-party from attempting to acquire control of us. For example:

         -        We have a staggered board of directors.

         - Our certificate of incorporation authorizes the board of directors to issue shares of preferred stock, in one or more series, and to determine the terms, conditions, rights, privileges and preferences of this preferred stock without further stockholder approval.

         - We are governed by Section 203 of the Delaware Corporation Law, which prohibits us from engaging in some mergers, consolidations, sales or other transactions with any person who owns more than a particular percentage of our stock for a period of three years after the date of the transaction in which the person acquired that percentage of our stock, unless specified conditions are met.

         - Our indebtedness may also become due and payable upon a change in control.

Any of these provisions could have the effect of delaying, deferring, or preventing a change of control.

OUR OPERATIONS MAY BE HARMED IF OUR OR OUR VENDORS' COMPUTER PROGRAMS DO NOT FUNCTION PROPERLY IN THE YEAR 2000

         Most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the 21st century from dates in the 20th century. As a result, various problems may arise from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. We are currently remediating our critical systems to address the year 2000 issue. Critical systems are those whose failure poses a risk of disruption to our ability to provide PCS services, collect revenues, meet safety standards or comply with legal requirements. We expect to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the year 2000. We cannot guarantee that the remediation of our critical systems will be complete by the year 2000. Much of our technology, including technology associated with our critical systems, is purchased from third parties, and our network is interconnected with the networks of many third parties. We are dependent on those third parties to assess the impact of the Year 2000 issue on the technology and services they supply and to take any necessary corrective action. Our plan includes obtaining letters from all third parties to determine whether they have adequately assessed the problem and taken corrective action. We cannot guarantee that these third parties will have taken the necessary corrective action before the year 2000.


                                USE OF PROCEEDS

         The Huff Alternative Income Fund, L.P. will receive all of the proceeds from the sale of the shares offered by this prospectus. We will not receive any of the proceeds.


                                    POWERTEL

         Unless otherwise indicated, all population data set forth herein is based on the 1998 Paul Kagan Associates, Inc. Cellular/PCS POP Book, and all industry data set forth herein is based upon information compiled by the Cellular Telecommunications Industry Association and/or Paul Kagan Associates, Inc.

         We provide PCS services in the southeastern United States under the name "Powertel." Our licenses encompass a territory of approximately 246,000 contiguous square miles with a population of approximately 24.4 million people. We hold licenses to serve the Major Trading Areas ("MTAs") of Atlanta, Georgia; Jacksonville, Florida; Memphis, Tennessee/Jackson, Mississippi; and Birmingham, Alabama, as well as 13 Basic Trading Areas ("BTAs") in Kentucky and Tennessee. We hold 30 MHz of spectrum in our MTA markets, and we hold 20 MHz of spectrum in all of our BTA markets except for the Knoxville, Tennessee BTA, where we hold a license for 10 MHz of spectrum. We have one of the largest contiguous licensed PCS footprints in the southeastern United States.

         We introduced our services in October 1996 in Jacksonville, Florida and Montgomery, Alabama, and we have, to date, launched our services in a total of 34 markets in the Southeast. In most of these markets, we were the first to offer PCS services commercially. As of June 30, 1999, we had approximately 292,000 postpaid subscribers and 90,000 prepaid subscribers.

         On April 30, 1999, we sold substantially all of our cellular assets in western Georgia and eastern Alabama to Public Service Cellular, Inc. for $89 million in cash. On June 2, 1999, we sold 619 of our communications towers to a subsidiary of Crown Castle International Corp. for an aggregate of $262 million in cash. In connection with this sale, we agreed to lease space on these towers for a period of ten years, with three five year renewal periods that we may exercise at our option. Following the closing of the tower sale, we entered into a binding letter agreement with Crown Castle that provides for Crown Castle to purchase up to 31 additional tower sites on or before December 31, 1999 for approximately $13 million and for Crown Castle to provide us with build-to-suit tower construction services through December 31, 2000.

THE WIRELESS TELECOMMUNICATIONS INDUSTRY

         Since 1983, the demand for wireless telecommunications services has grown dramatically as cellular, paging and other emerging wireless communications services have become widely available and increasingly affordable. Service revenues for the wireless telephone industry reached approximately $29.6 billion for the year ending June 30, 1998, as compared to approximately $364.3 million for the year ending June 30, 1985. The number of wireless telephone subscribers nationwide has grown from approximately 680,000 in 1986 to more than 77 million at the end of July 1999.

         Analog cellular services are the most widely deployed two-way wireless services available today. However, analog cellular systems transmit voice and data signals by means of one continuous electronic signal that varies in amplitude or frequency over a single radio channel. In contrast, digital systems, including the systems used to provide PCS, transmit signals as a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This increased capacity, along with other enhancements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, including greater call privacy and single number (or "find me") service, and more robust data transmission features, including "mobile office" applications (including facsimile and e-mail).

         Although PCS and cellular networks use similar technologies and hardware, they are incompatible because they operate on different frequencies and utilize different signaling protocols. We began marketing dual-mode handsets capable of receiving and transmitting over both analog cellular and GSM-based PCS networks in December 1998. Our dual-mode service offering allows for automatic delivery of calls over analog cellular systems to our PCS subscribers roaming in areas where GSM-based PCS service is not available and where we have a roaming agreement with the analog cellular provider.

         PCS systems in the United States operate under one of three digital transmission protocols - GSM, CDMA or TDMA. These protocols are incompatible with each other. Our network uses GSM, which is the leading digital wireless technology in the world with over 170 million subscribers worldwide. We are also a member of the GSM Alliance L.L.C., a consortium of 17 PCS carriers which offer PCS service using the GSM protocol in over 3,400 cities and towns throughout the United States. Through the GSM Alliance, we allow our customers to roam in most major metropolitan areas in the United States and Canada. GSM Alliance members include us, Aerial, Airadigm, BellSouth Mobility DCS, the GSM subsidiary of BellSouth Corporation, Conestoga Wireless, Cook Inlet PCS, DIGIPH PCS, Iowa Wireless Services, Microcell Connexions, NPI Wireless, Omnipoint, Pacific Bell Mobile Services, VoiceStream and Wireless 2000 PCS, among others. We offer a single roaming rate to our customers when roaming on any GSM network throughout the United States and Canada and have recently launched our new 50-State Rate(sm) allowing our customers to roam on any U.S. GSM network at no extra charge.

         While various incompatible PCS protocols have emerged because of the absence of a required universal digital signaling protocol, there is an ongoing debate focused on determining the next generation of worldwide wireless standards. Controversy exists over whether world standards organizations, such as the European Telecommunications Standards Institute ("ETSI") and the International Telecommunications Union, should dictate a single standard for third generation ("3G") wireless services. The leading protocols under consideration include W-CDMA, which is a GSM-based version of next generation wideband CDMA technology supported by the GSM Alliance, and CDMA2000, which is a CDMA-based 3G technology supported by certain U.S. manufacturers. This debate has become highly visible in international politics. ETSI, which has advocated W-CDMA as the European 3G standard, is being challenged by other standards bodies and the United States as being isolationist and precluding non-European manufacturers from a significant marketplace in the future. The GSM Alliance is actively lobbying for the adoption of multiple standards for 3G wireless, much like the co-existing standards for second generation wireless today. However, these international standards debates could have a significant impact upon the future of GSM carriers in the event that a standard or family of standards are adopted that have limited backwards compatibility with our existing GSM networks.

OUR OPERATIONS

     Markets

         Our licenses cover approximately 246,000 contiguous square miles in portions of the following 12 states: Alabama; Arkansas; Florida; Georgia; Illinois; Indiana; Kentucky; Louisiana; Mississippi; Missouri; South Carolina; and Tennessee. Our markets include approximately 24.4 million people. We currently provide PCS services in the 34 markets where we have completed our initial buildout. Generally, our "initial buildout" of a licensed territory includes the construction of cell sites:

         (a) in metropolitan areas with a population greater than 100,000 people;

         (b) in smaller cities that, due to location or demographics, we consider to be strategically important; and

         (c)      along the major highway corridors connecting these areas.

         We have completed the initial buildout of our PCS system in the following cities:


                GEORGIA                                TENNESSEE                               ALABAMA
                -------                                ---------                               -------
                Athens                                Chattanooga                             Anniston
                Atlanta                                 Jackson                            Auburn-Opelika
                Augusta                                 Memphis                              Birmingham
               Brunswick                               Nashville                               Decatur
               Columbus                                                                        Dothan
               LaGrange                                                                       Florence
                 Macon                                MISSISSIPPI                              Gadsen
               Savannah                               -----------                             Huntsville
              West Point                                Jackson                               Montgomery
                                                         Tupelo                               Tuscaloosa

                FLORIDA                             SOUTH CAROLINA                            KENTUCKY
                -------                             --------------                            --------
              Gainesville                                Aiken                               Louisville
             Jacksonville                             Hilton Head                             Lexington
              Panama City
             St. Augustine
              Tallahassee

We also offer service along the major highway corridors connecting all of our markets. Based on customer demand and competitive factors, we intend to continue the buildout of our PCS system to enhance and expand our coverage. As of June 30, 1999, we had approximately 382,000 subscribers.

     Strategy

         Our strategy is to:

         -        continue to build out a high-quality PCS system;

         -        offer a broad range of services, including enhanced services;

         - expand our subscriber base by providing wireless services of the highest quality, functionality and value;

         - expand our regional market presence by managing and affiliating with other PCS licensees, as well as potentially acquiring additional strategic PCS licenses and other PCS providers; and

         - provide our customers with the ability to receive service in areas outside of our service area, including internationally, by entering into additional roaming agreements.

We intend to achieve significant market penetration by aggressively marketing competitively-priced PCS services, including enhanced services not currently provided by analog or digital cellular operators, and by providing superior customer service. We intend to remain a low-cost provider of PCS services by generating economies of scale through our operation in contiguous market areas and our focus on customer acquisition and retention.

     Services

         Our service offerings consist primarily of wireline enhancement products in which PCS supplements a customer's landline communications. We currently offer a full range of wireless telecommunications services, including enhanced features and services not generally provided by analog or digital cellular operators which include:

         -        secure communications;

         - sophisticated call management incorporating features including caller I.D. and call forwarding;

         -        enhanced battery life; and

         - a short message service which allows subscribers to send and receive alphanumeric and text messages on their handsets.

In addition, we have expanded our current offerings of wireless telecommunications services to include international roaming and some data and information services. In the future, we intend to offer single number service, alternative line service, wireless e-mail, home zone billing, additional information services delivered to the handset, virtual private network services and fixed wireless services that could serve as the customer's primary mode of telecommunication.

         Our customers who subscribe to a calling plan with a $50 or higher monthly access fee may call anywhere in the U.S. with no additional long distance charges. Regular airtime rates apply. In July 1999, we launched our new 50-State Rate plans which offer our customers flat-rate pricing for local, long-distance and roaming calls on any GSM network in the U.S. We also offer dual-mode services for an additional charge of $5 per month. We provide our prepaid services through an advanced intelligent network platform that allows real-time declination of a customer's account. Prepaid customers are not required to apply for credit and may purchase prepaid vouchers to increase their "account balance" at any time. We change our service offerings and pricing from time to time.

     Roaming

         Our subscribers may roam outside their "local" markets anywhere within our PCS coverage area without being assessed daily access fees or increased airtime usage rates. Some of our roaming partners own licenses in MTAs and BTAs that are contiguous to our PCS markets, which increases the size of the contiguous geographic area where our customers can use their handsets. We provide GSM roaming services outside of our service area at a single roaming rate which is lower than rates traditionally offered by most cellular providers. We have also recently introduced our new 50-State Rate plans, which offer flat-rate prices across the U.S. on any GSM network. GSM service is currently available in more than 3,400 cities and towns in the United States. We have also entered into roaming agreements with international GSM providers, primarily through our membership in the GSM Alliance, which allow subscribers to roam internationally through the use of subscriber identity module cards.

     System Buildout

         Although we have completed the initial buildout of our PCS system, we continue to build out our existing markets for increased coverage and capacity needs, and we are also building out some secondary cities within our licensed footprint. Generally, we select sites on the basis of their coverage of targeted customers, the cost to construct the site and on frequency propagation characteristics. In many cases, we must obtain zoning approval prior to constructing a site. For new sites, our experience indicates that the site acquisition process can take three to twelve months. Once we acquire a site and obtain the requisite governmental approval, preparation of the site, including grounding, ventilation and air conditioning, equipment installation, testing and optimization, generally requires an additional two to four months.

     Customer Service

         We recognize that superior customer service is vital to minimizing customer churn and to the long-term success of our business. We try to ensure that our PCS customers are fully introduced to our service offerings, that they understand how to use their handset and its features and that they receive prompt and reliable service from our customer service representatives. We provide subscribers with toll-free access to our customer service representatives 24 hours a day, seven days a week. In addition, subscribers can reach a customer service representative from their handsets (with no airtime charge) by dialing 611. We have recently completed the consolidation of our inbound customer service organization into a new call center located in Jacksonville, Florida in order to enable us to serve our customers more efficiently.

     Sales, Marketing and Distribution

         We market our services primarily through:

         -        our direct sales force;

         -        retail stores and kiosks which we operate;

         - a network of independent agents, each of which has a retail store presence;

         - mass merchandisers, such as Radio Shack, Office Depot and Circuit City; and

         -        a limited amount of direct mail advertising.

In addition to traditional distribution channels, we market our PCS services through the Internet, including through our Web site which includes an on-line retail store where potential customers may apply for service and purchase handsets and accessories. We support our marketing activities with local and regional radio, television and print advertising.

         Our direct and retail store sales force currently consists of approximately 645 employees. We train our sales employees to understand our products and services, so that they can provide extensive information to prospective customers. We generally link sales commissions to subscriber revenue and subscriber retention.

         We also negotiate volume discounts from manufacturers of handsets and pass a substantial portion of the discount on and further subsidize the cost of these handsets to our subscribers, sales agents and distributors. Although we subsidize a portion of most handset purchases, even after this subsidy, our handsets are generally more expensive to subscribers than cellular handsets. We offer over-the-air activation whereby a customer can initiate service by purchasing a handset from any of our distribution channels and pressing any key on the handset to reach Powertel customer service. During this call, the customer service representative can obtain all necessary customer information and conduct a credit scoring assessment or, if the customer has chosen the prepaid plan, the customer service representative can activate the customer immediately. At this time, we do not require our PCS customers to sign long-term service contracts.

         In marketing our services, we emphasize the enhanced features and favorable pricing of our services. We also promote the improved call security of our PCS system, which we believe encourages users to make confidential calls that they might not otherwise make on an analog cellular telephone. We also expect that the services offered by PCS operators will eventually be capable of replacing some traditional landline telephone services. The potential for increased PCS penetration of the landline market was enhanced by the 1996 Telecommunications Act, which requires local exchange carriers to interconnect with other telecommunications providers such as us at just and reasonable rates that are based on costs of providing the interconnection.

DISPOSITION OF OUR CELLULAR ASSETS

         On April 30, 1999, we and our wholly-owned subsidiaries, ICEL, Inc. and InterCel Licenses, Inc., sold and assigned to Public Service Cellular, Inc. substantially all of our assets and rights relating to our cellular business in eastern Alabama and western Georgia, including FCC licenses to provide cellular and microwave service in this area. Through this transaction, we sold all of our cellular telephone operations. The cash purchase price for the assets was $89,000,000. Public Service Cellular paid $82,770,000 in cash and paid $6,230,000 into escrow. The amount paid into escrow will be held to satisfy claims that may be made under the indemnity and purchase price adjustment provisions of the asset purchase agreement and will be released from escrow as set forth in the asset purchase agreement. We recorded a gain of $79.3 million on the sale.

DISPOSITION OF SOME OF OUR TOWER ASSETS

         On June 2, 1999, we, together with some of our wholly-owned subsidiaries, sold and transferred to Crown Castle 619 of our towers, related assets and liabilities. At the closing, Crown Castle paid us approximately $262 million in cash, which equals approximately $423,077 per site. We also gave Crown Castle a $383,000 credit against the aggregate purchase price as consideration for Crown Castle's acceptance of towers with site leases which may require revenue received from us or our affiliates to be shared with the site lessors.

         Also on June 2, 1999, pursuant to master site agreements, we and certain of our subsidiaries agreed to pay Crown Castle monthly rent of $1,800 per tower for the continued use of the space that we or our affiliates occupied on the towers prior to the closing. Monthly payments under the individual site leases are subject to increase based on an agreed upon schedule and if and when we or our affiliates add equipment to a site. In any event, the monthly rent, including additional rents related to the addition of equipment, will be increased on each fifth anniversary of each site lease up to an amount that is 115% of the rent paid during the preceding five year period. The term of each site lease is ten years. We have the right to extend any site lease for up to three additional five year periods. Each site lease will automatically renew for an option term unless we or our affiliates notify Crown Castle of our intent not to renew at least 180 days prior to the end of the then current term. We recorded a gain of $47.9 million in 1999 on the sale, and we will amortize a deferred gain of $85.5 million over the 10-year lease term.

         Following the closing of this sale, we and Crown Castle entered into a binding letter agreement that contemplates, subject to certain conditions, Crown Castle purchasing an additional 31 sites from us. We expect this sale to close on or before December 2, 1999, for a total purchase price of approximately $13 million. The letter agreement also contemplates a build-to-suit tower construction contract between us and Crown Castle for 40 tower sites through December 31, 2000.

COMPETITION; OTHER TELECOMMUNICATIONS TECHNOLOGIES

         Competition in the wireless communications business is intense, and we expect it to continue to increase as a result of the entrance of new competitors and the development of new technologies, products and services. Each of the markets in which we compete is or will be served by multiple other wireless service providers, including cellular, PCS and other wireless operators and resellers.

         We compete directly with several other PCS providers, including BellSouth Mobility, GTE Wireless, Sprint PCS and AT&T Wireless, in our PCS markets. The FCC continues to auction additional licenses for wireless services, which may allow more new competitors to enter the marketplace. We expect that existing wireless service providers in our PCS markets will continue to upgrade their systems.

Some of these providers have been operational for a number of years and have significantly greater financial and technical resources than those available to us. Our wireless competitors include AT&T Wireless, AirTouch, BellSouth Mobility, GTE Mobilnet, Alltel and Price Communications Wireless. Two of our PCS competitors, AT&T Wireless and Sprint PCS, claim a national digital network which some customers may view as an advantage. We, however, continue to believe that the majority of wireless consumers are still primarily interested in regional service, and that relatively few consumers use a national roaming feature.

         Continuing technological advances in telecommunications, and FCC policies encouraging the development of new spectrum-based technologies, make it impossible to predict the extent of future competition. The 1996 Telecommunications Act alters regulatory and industry barriers which for years deterred easy competition within and between telecommunications markets. The amended statute and related FCC rulemakings are expected to continue to open new avenues for competitive offerings of wireless, wireline and hybrid services.

         Since the introduction of PCS and ESMR, the two-way wireless services industry has experienced a downward trend in market prices. We anticipate that this trend will continue in the future due to increased competition. We compete to attract and retain customers principally on the basis of our service offerings and pricing, our customer service and our large contiguous footprint. Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors, which could adversely affect our operating margins.

         Beginning March 23, 1999, the FCC re-auctioned additional PCS licenses (including licenses reserved for small businesses) which, for various reasons, had been returned to the FCC. These licenses were for varying amounts of spectrum, ranging from 10 MHz to 30 MHz. While we did not participate directly in this auction, we provided certain financing, subject to restrictions, to a qualified small business, Eliska Wireless, Inc., that acquired licenses for 15 MHz of spectrum in each of the Knoxville, Tennessee BTA and the Kingsport/Johnson City/Bristol, Tennessee BTA.

REGULATION OF WIRELESS TELECOMMUNICATIONS  SYSTEMS

         The FCC regulates the licensing, construction, operation and acquisition of wireless telecommunications systems in the United States pursuant to the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated by the FCC. Additional regulatory authority over PCS providers is granted to the FCC by the Budget Act and the 1996 Telecommunications Act.

         Under the Communications Act, the FCC is authorized to establish regulations governing the interconnection of PCS systems with wireline and other wireless carriers, allocate channels and frequencies, grant or deny license renewals and applications for transfer of control or assignment of PCS licenses, monitor the foreign ownership of PCS licenses, and impose fines and forfeitures for any violations of FCC regulations. The 1996 Telecommunications Act and ongoing FCC rulemakings have led to new regulations concerning interconnection of networks. The 1996 Telecommunications Act also permits the FCC to lift regulations where they are no longer necessary in the public interest.

         Licensing of PCS. The FCC has divided the United States and its possessions and territories into PCS markets made up of 493 BTAs and 51 MTAs. Each MTA consists of at least two BTAs. Numerous licensees may compete in each PCS service area. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, each of which is allocated to serve either MTAs or BTAs. Under the FCC's rules, a broadband PCS licensee may own combinations of licenses (e.g., one MTA (30 MHz) and one BTA (10 MHz)) with total aggregate spectrum of up to 45 MHz in a single geographic area. All PCS licenses are granted for a 10-year period, at the end of which they must be renewed. Licenses may be revoked at any time for cause, including failure to meet certain buildout requirements imposed by the FCC on all PCS licensees.

         Other FCC Requirements. The FCC also imposes requirements on our operations with respect to interconnection to other telecommunications, the provision of 911 and enhanced 911 services, mandatory contributions to the FCC's universal service fund, obligations to allow resale of our services, and other technical and reporting matters.

         Other Federal Regulations. Wireless systems are subject to Federal Aviation Administration regulations relating to the location, lighting and construction of wireless transmitter towers and antennas and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. We use common carrier point-to-point microwave and traditional landline facilities to connect our cell sites and to link them to our main switching offices. These facilities are separately licensed by the FCC and are subject to regulation as to technical parameters and service.

         State and Local Regulation. In 1993, Congress amended the Communications Act to preempt state or local regulation of the entry of, or the rates charged by, any commercial or private mobile radio service provider. Notwithstanding this preemption, a state may petition the FCC for authority to begin regulating or to continue regulating CMRS rates. Petitioners must demonstrate that existing market conditions cannot protect consumers from unreasonable and unjust rates or that the service is a replacement for traditional wireline telephone service for a substantial portion of the wireline service within the state. So far, the states in which we currently provide or plan to provide service (Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Mississippi, Missouri, South Carolina and Tennessee) either have not sought to regulate these matters or, in the case of Louisiana, have had their petition to regulate denied by the FCC.

         States are not, however, prohibited from regulating other terms and conditions of CMRS, such as service quality, billing procedures and consumer protection standards. In addition, the siting and construction of transmitter towers, antennas and equipment shelters are often subject to state or local zoning, land use and other regulations.

EMPLOYEES AND AGENTS

         As of June 30, 1999, we had approximately 1,700 employees. We anticipate that the continued development of our PCS system will require us to continue to hire a substantial number of new employees. None of our employees is represented by a labor organization, and we consider our employee relations to be good.

                              SELLING STOCKHOLDER


         The selling stockholder is The Huff Alternative Income Fund, L.P. ("Huff"). Huff will convert its shares of Series C Convertible Preferred Stock into 1,764,706 shares of common stock prior to the effective date of the registration statement of which this prospectus forms a part. Huff acquired the Series C Preferred from us on June 5, 1997. Our registration of these shares does not necessarily mean that Huff will sell all or any of these shares. The following table sets forth certain information, as of September 20, 1999, with respect to the number of shares of common stock beneficially owned by Huff and assumes the sale of all of the shares offered hereby.


                                                NUMBER OF                                             PERCENTAGE
                                                  SHARES                              SHARES          OF SHARES
                                               BENEFICIALLY                         BENEFICIALLY     BENEFICIALLY
                                               OWNED PRIOR         NUMBER OF        OWNED AFTER      OWNED AFTER
NAME OF SELLING STOCKHOLDER(1)               TO THE OFFERING     SHARES OFFERED    THE OFFERING      THE OFFERING
-----------------------------                ---------------     --------------    --------------    ------------
The Huff Alternative Income Fund, L.P.....       2,668,306          1,764,706           903,600          3.0%

------------------
(1) The address for The Huff Alternative Income Fund, L.P. is 67 Park Place, Morristown, New Jersey 07960.



                              PLAN OF DISTRIBUTION


         We are registering the shares offered by this prospectus on behalf of Huff and its pledgees, donees, transferees and successors in interest. Huff or its pledgees, donees, transferees or successors in interest may sell or distribute these shares from time to time. Huff may make these sales directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any these methods of sale, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Huff reserves the right to accept or reject, in whole or in part, any proposed purchase of these shares, whether the purchase is to be made directly or through agents. We will not receive any proceeds from the sale of the shares.


         The shares may be sold in one or more of the following types of transactions, or in any combination of the following types of transactions:

         (a) a cross or block trade, including a transaction in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker-dealer or underwriter as principal and resale by such broker-dealer or underwriter for its account pursuant to this prospectus;

         (c) an exchange distribution in accordance with the rules of such exchange;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         (e) in transactions "at the market" to or through market makers of our common stock or into an existing market for the common stock;

         (f) in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

         (g) through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

         (h)      in privately negotiated transactions; or

         (i)      in transactions to cover short sales.

In effecting sales, broker-dealers engaged by Huff may arrange for other broker-dealers to participate in the resales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         From time to time, Huff may pledge or grant a security interest in some or all of these shares. If Huff defaults in performance of the obligations secured by these shares, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. Huff also may transfer and donate these shares in other circumstances. The number of shares beneficially owned by Huff will decrease as and when Huff transfers or donates these shares or defaults in performing any obligations secured by these shares. The plan of distribution for shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

         In connection with distributions of the shares or otherwise, Huff may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume, including positions assumed in connection with distributions of these shares by such broker-dealers. Huff may also sell shares short and redeliver the shares to close out such short positions. Huff may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. Huff may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.


         Huff has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of these shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of these shares. However, Huff may use brokers, dealers, underwriters or agents to sell these shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by Huff or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. Because Huff and such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any commission, discount, concession or profit they realize with respect to the resale of these shares while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Neither we nor Huff can presently estimate the amount of such compensation. The aggregate proceeds to Huff from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions if any, and other expenses of issuance and distribution not borne by us.

         If Huff sells these shares in an underwritten offering, the underwriters may acquire these shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.


         If Huff notifies us that it has entered into any material arrangement with a broker-dealer for the sale of these shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, disclosing:

         (a) the name of each selling stockholder and of the participating broker-dealer(s);

         (b)      the number of shares involved;

         (c)      the price at which such shares were sold;

         (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         (f)      other facts material to the transaction.

In addition, we will file a supplement to this prospectus if we are notified that a donee or pledgee intends to sell more than 500 shares.


         We have advised Huff that during such time as they may be engaged in a distribution of these shares, they are required to comply with Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits Huff, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.


         We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including commissions of dealers or agents, fees attributable to the sale of the shares and some other expenses. We have agreed to indemnify Huff, and we may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of these shares, against certain liabilities, including some potential liabilities under the Securities Act. Huff may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         We may postpone any action under the registration rights agreement with Huff for a discrete period of time, not exceeding 90 days, if, in our reasonable judgment, we determine that effecting the registration at such time might (1) adversely affect a pending or contemplated financing, acquisition, disposition of assets or stock, merger or other significant transaction or (2) require us to make public disclosure of information the disclosure of which we believe in good faith could have a significant adverse effect upon us. This offering will terminate on the earlier of (a) 180 calendar days after the effective date of the registration statement or (b) the date on which Huff has sold all of the shares offered hereby.

         There can be no assurance that Huff will sell any or all of the shares of common stock offered by it under this prospectus. It is possible that a significant number of these shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the Powertel common stock.


                                 LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for us by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.


                                    EXPERTS


         The consolidated financial statements of Powertel, Inc. as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing.

                                 POWERTEL, INC.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by Powertel in connection with the sale of the common stock being registered. All amounts are estimates except the SEC Registration Fee.

                SEC registration fee..........................................       $     16,588
                Printing expenses.............................................             30,000
                Legal fees and expenses.......................................             50,000
                Accounting fees and expenses..................................             10,000
                Miscellaneous expenses........................................              3,412
                                                                                     ------------
                      Total...................................................       $    110,000
                                                                                     ============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Powertel's Third Restated Certificate of Incorporation, as amended, contains provisions that provide that no director of Powertel shall be liable for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to Powertel or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) liability under Section 174 of the Delaware Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. Powertel's Certificate of Incorporation contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware Corporation Law. Under Powertel's Amended and Restated Bylaws, Powertel is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification.

         Powertel's Certificate of Incorporation also provides that, except as expressly prohibited by law, Powertel shall indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at Powertel's request, in such capacities with another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense of any action, suit, or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Powertel's Certificate of Incorporation provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of Powertel and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, Powertel's Certificate of Incorporation does not permit indemnification in an action or suit by or in the right of Powertel, where such person has been adjudged liable to Powertel, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. In addition, Powertel has entered into indemnity agreements with all of its directors and officers pursuant to which Powertel has agreed to indemnify the directors and officers as permitted by the Delaware Corporation Law and has obtained directors and officers liability insurance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
NUMBER            DESCRIPTION
------            -----------
    4.1*          Stock Purchase Agreement dated as of May 23, 1997 between the
                  Company and The Huff Alternative Income Fund, L.P. (Filed as
                  Exhibit 10(a) to Registration Statement on Form S-4, File No.
                  333-31399, and incorporated herein by reference).

    5.1           Opinion of Nelson Mullins Riley & Scarborough, L.L.P.

   23.1           Consent of Arthur Andersen LLP.

   23.2           Consent of Nelson Mullins Riley & Scarborough, L.L.P.
                  (included in Exhibit 5.1).

   24.1*          Power of Attorney.

-----------------
*        Previously filed.




ITEM 17. UNDERTAKINGS.

         We hereby undertake:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for the purpose of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Powertel, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on this 21st day of September, 1999.


                                  POWERTEL, INC.


                                  By: /s/ Allen E. Smith
                                      ---------------------------------
                                      Allen E. Smith
                                      President/Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed below and on the 21st day of September, 1999.

Signatures                             Title
----------                             -----

*                                      Chairman of the Board of Directors
------------------------------
Campbell B. Lanier, III


/s/  Allen E. Smith                    Chief Executive Officer, President
------------------------------         and Director
     Allen E. Smith                    (Principal Executive Officer)



*                                      Chief Financial Officer and
------------------------------         Executive Vice President
     Fred G. Astor, Jr.                (Principal Financial and
                                       Accounting Officer)



*                                      Director
------------------------------
     Donald W. Burton


*                                      Director
------------------------------
     O. Gene Gabbard


*                                      Director
------------------------------
     Ann Milligan

 *                                     Director
------------------------------
     Maurice P. O'Connor


 *                                     Director
------------------------------
     William H. Scott, III


 *                                     Director
------------------------------
     William B. Timmerman


 *                                     Director
------------------------------
     Donald W. Weber


*By  /s/ Allen E. Smith
------------------------------
         Allen E. Smith
         Attorney-in-Fact